                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             THE ELDER-BEERMAN CORP.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    284470101
-------------------------------------------------------------------------------
                                 (CUSIP Number)
             Stuart J. Lissner, Managing Director, PPM America, Inc.
       225 West Wacker Drive, Suite 1200, Chicago, IL 60606 (312) 634-2501
-------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                March 21, 2000
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No. 284470101                                         Page 2 of 9 Pages
-------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   PPM America Special Investments Fund, L.P.
                                   36-408-6849
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                         (b) x
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                                       OO
-------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]
-------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Delaware, USA
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER

                                      None
-------------------------------------------------------------------------------
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
-------------------------------------------------------------------------------
                     8        SHARED VOTING POWER

                                    1,231,244
-------------------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER

                                      None
-------------------------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER

                                    1,231,244
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,231,244
-------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                           [ ]

-------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      8.25%
-------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                                       IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No. 284470101                                         Page 3 of 9 Pages
-------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      PPM America Fund Management GP. Inc.
                                   36-408-6845
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)
                                                                        (b) x
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                                       OO
-------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

-------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Delaware, USA
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER

                                      None
-------------------------------------------------------------------------------
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
-------------------------------------------------------------------------------
                     8        SHARED VOTING POWER

                                   1,231,244/1/
-------------------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER

                                       None
-------------------------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER

                                    1,231,244/1/
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,231,244/1/
-------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                             [ ]
-------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      8.25%
-------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                                       CO
-------------------------------------------------------------------------------


--------------------
/1/ All of the securities covered by this report are owned legally by PPM America Special Investments Fund, L.P. ("SIF I"), and none are owned directly or indirectly by PPM America Fund Management GP, Inc. ("SIF I GP"). SIF I GP is the general partner of SIF I. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that SIF I GP is the beneficial owner of any of the securities covered by this statement.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No. 284470101                                         Page 4 of 9 Pages
-------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  PPM America Special Investments CBO II, L.P.
                                   98-017-9401
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)
                                                                        (b) x

-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                                       OO
-------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                              [ ]
-------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Delaware, USA
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER
                                      None
-------------------------------------------------------------------------------
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
-------------------------------------------------------------------------------
                     8        SHARED VOTING POWER

                                     735,624
-------------------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER

                                      None

-------------------------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER

                                      735,624
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     735,624
-------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                             [ ]

-------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      4.93%
-------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                                       PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No. 284470101                                         Page 5 of 9 Pages
-------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      PPM America CBO II Management Company
                                   98-017-9391
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                         (b) x
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                                       OO
-------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                              [ ]
-------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Delaware, USA
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER

                                      None
-------------------------------------------------------------------------------
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
-------------------------------------------------------------------------------
                     8        SHARED VOTING POWER

                                    735,624/2/
-------------------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER
                                      None
-------------------------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER
                                    735,624/2/
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   735,624/2/
-------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                             [ ]

-------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      4.93%
-------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                                       CO
-------------------------------------------------------------------------------


--------------------
/2/ All of the securities covered by this report are owned legally by PPM America Special Investments CBO II, L.P. ("CBO II"), and none are owned directly or indirectly by PPM America CBO II Management Company ("CBO II GP"). CBO II GP is the general partner of CBO II. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that CBO II GP is the beneficial owner of any of the securities covered by this statement.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
CUSIP No. 284470101                                         Page 6 of 9 Pages
-------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                PPM America, Inc.
                                   36-371-4794
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                         (b) x
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                                       OO
-------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                              [ ]
-------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Delaware, USA
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER

                                      None
-------------------------------------------------------------------------------
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
-------------------------------------------------------------------------------
                     8        SHARED VOTING POWER

                                  1,966,868/3/
-------------------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER

                                      None
-------------------------------------------------------------------------------
                    10        SHARED DISPOSITIVE POWER

                                    1,966,868/3/
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,966,868/3/
-------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                             [ ]
-------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     13.18%
-------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                                       IA
-------------------------------------------------------------------------------


--------------------
/3/ All of the securities covered by this report are owned legally by SIF I or CBO II, and none are owned directly or indirectly by PPM America, Inc. PPM America, Inc. is the investment manager/adviser of both SIF I GP and CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America, Inc. is the beneficial owner of any of the securities covered by this statement.

Item 4. Purpose of Transaction.
        ----------------------

               In Amendment No.2 to its Schedule 13D filed on March 7, 2000, PPM insisted that the Company respond to its as yet unmet requests no later than March 17, 2000. To date, however, the Company has failed to address any of those requests. In fact, it is PPM's understanding that the Company now has terminated or suspended its share buy-back program, which was the only concrete step the Company had taken to increase shareholder value. PPM accordingly has determined to nominate and to solicit proxies for the election of three new independent directors for election at the Company's next annual meeting in lieu of any incumbents or other nominees proposed by the Company. PPM is now in the process of evaluating possible candidates for the Company's board and intends to amend its Schedule 13D again in the near future to identify its proposed candidates.

Signature

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 21, 2000
                                 PPM America, Inc.



                                 By: /s/ Stuart J. Lissner
                                     ---------------------
                                     Name:  Stuart J. Lissner
                                     Title: Managing Director




                                 PPM America Special Investments Fund, L.P.

                                     By: PPM America Fund Management GP, Inc.
                                         its managing general partner


                                         By: /s/ Stuart J. Lissner
                                             ---------------------
                                             Name:  Stuart J. Lissner
                                             Title: Managing Director




                                 PPM America Fund Management GP, Inc.



                                 By: /s/ Stuart J. Lissner
                                     ---------------------
                                     Name:  Stuart J. Lissner
                                     Title: Managing Director

                                 PPM America Special Investments CBO II, L.P.

                                         By: PPM America CBO II Management
                                             Company, its General Partner
                                             By: PPM MGP (BERMUDA), LTD.
                                                 As Managing General Partner
                                                 of the General Partner


                                             By: /s/ Stuart J. Lissner
                                                 ---------------------
                                                 Name:  Stuart J. Lissner
                                                 Title: Vice President




                                 PPM America CBO II Management Company

                                          By: PPM MGP (BERMUDA), LTD.
                                              its Managing General Partner


                                              By: /s/ Stuart J. Lissner
                                                  ---------------------
                                                  Name: Stuart J. Lissner
                                                  Title: Vice President